Exhibit 6.1

(Master) Services Agreement

Angel Studios, Inc. + Subsidiary SPV

Dated as of April 28, 2025

This Services Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between Angel Studios 022, Inc., a Delaware corporation (the “Company”) and Angel Studios, Inc., a Delaware corporation (“Service Provider”). Each of the Company and Service Provider may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Service Provider is in the business of providing services relating to the marketing and distribution of movies and television shows; and

WHEREAS, the Company deems it to be in its best interest to retain Service Provider to render to the Company such services as set forth herein; and

WHEREAS, after having a complete understanding of the services desired and the services to be provided, the Company desires to retain Service Provider to provide services for the Company, and Service Provider is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Engagement. In exchange for the compensation set forth herein and subject to the other terms and conditions hereinafter set forth, the Company hereby engages Service Provider during the Term (as defined below), on a non-exclusive basis, to render the Services set forth in Section 2 as an independent contractor of the Company, and Service Provider hereby accepts such engagement.

2.	Services.

(a)	Distribution Agreement. The Parties acknowledge and agree that the Company has entered into a Distribution Agreement with The Last Rodeo Movie, LLC (“Producer”), dated as of April 23, 2025, attached hereto as Exhibit A (the “Distribution Agreement”). Pursuant to the Distribution Agreement, the Company has agreed to provide to Producer the following services:

(i)	Picture Services. Subject to the terms and conditions herein, and for the Term, Service Provider shall perform certain of the Company’s duties under the Distribution Agreement according to the relevant terms, conditions, provisions, and limitations of the Distribution Agreement (collectively, the “Picture Services”). The Picture Services shall include: conducting a ‘Prints & Advertising’ (“P&A”) campaign to market the Picture’s theatrical and post-theatrical release as applicable; distributing the Picture in theaters (as applicable); distributing the Picture through various media platforms; and manufacturing and selling merchandise and digital collectibles derived from the Picture. The Company may request Service Provider to perform such additional services as the Company may determine.

(ii)	Platform Services. Subject to the terms and conditions herein, and for the Term, Service Provider shall distribute the Picture through the Angel Studios streaming platform and application (the “Platform,” currently available at www.angel.com). Service Provider shall also make available its “Pay-It-Forward” model, allowing people to contribute to the Picture’s ongoing distribution. The services associated with distribution of the Picture on the Platform (including services relating to the Pay-It-Forward model) are hereinafter referred to as the “Platform Services” and, together with the Picture Services, the “Services.”

(b)	Standard of Performance. Service Provider will use its commercially reasonable efforts to provide the Services using the best of its professional skills and in a manner consistent with generally accepted standards for the performance of such work. Service Provider shall devote such of Service Provider’s time and effort, and the time and effort of its employees and agents, necessary to the discharge of its duties hereunder.

3.	Costs and Expenses of Services. The Company will provide Service Provider with the proceeds it raises from offerings of the Company’s securities conducted to raise funds for the marketing, distribution, and exploitation of the Picture (the “Proceeds”). Service Provider will use the Proceeds solely for the performance of the Services, including the P&A campaign marketing the Picture’s theatrical and post-theatrical release as set forth in the Distribution Agreement. The Company will use revenue derived from exploitation of the Picture to reimburse Service Provider for expenses incurred in connection with the Picture Services, including expenses incurred as part of the Company’s securities offerings (such as auditing and legal fees). Service Provider shall keep records of its expenses and provide them to the Company upon request.

4.	Payment of Revenues; Compensation.

(a)	Gross Picture Revenue; Deduction of Participations/Residuals. Service Provider shall collect and pay to Company all revenue generated from its exploitation of the Picture (the “Gross Picture Revenue”). From the Gross Picture Revenue, Service Provider shall deduct and pay all third-party participations and residuals required to be paid under Section 6 of the Standard Terms & Conditions to the Distribution Agreement.

(b)	Guild Revenue; Reports.

(i)	Service Provider will collect revenue it derives from the membership fees paid by members of its subscription-based service, the ‘Guild,’ (“Gross Guild Revenue”.

(ii)	The Gross Guild Revenue shall be used, shared, and paid as follows:

(1)	First, Service Provider shall deduct from the Gross Guild Revenue costs and expenses relating to the Guild including, but not limited to (A) transaction fees (e.g., credit card fees), (B) wholesale theatrical ticket costs incurred by Service Provider in connection with the right of Guild members to receive theatrical tickets; and (C) a marketing fee equal to 25% of the Gross Guild Revenue, which Service Provider may use to market and grow the Guild, in a manner determined by the Service Provider in its sole discretion. The remaining amount will hereafter be known as “Net Guild Revenue”.

(2)	Second, the Net Guild Revenue shall be split fifty percent (50%) to participating filmmakers via the Company[1] (“Filmmaker Guild Share”) and fifty percent (50%) retained by Angel (“Angel Guild Share”).

(3)	Third, Filmmaker Guild Share will in turn be split between participating filmmakers based on a pro rata viewing time algorithm which is applied uniformly with any other picture of title appearing in the Angel platform. For example, if the Picture makes up 17% of the total time watched by Guild members, the Company would be entitled to 17% of the Filmmaker Guild Share (“Company Guild Share”).

(iii)	Within thirty (30) days after the end of each quarter, Service Provider will: (A) pay into a bank account selected by the Company, by ACH or wire transfer, the Company Guild Share; and (B) provide to the Company all reports required to be provided to the Producer under the Distribution Agreement.

5.	Representations and Warranties.

(a)	The Parties acknowledge and agree that the Service Provider is a stockholder of the Company. The potential increase in value of Service Provider’s shares in the Company as a result of Service Provider’s provision of the Services hereunder, is good, valuable and adequate consideration for the agreements of the Service Provider hereunder.

(b)	Each Party represents and warrants to the other that: (i) this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; (ii) such Party has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and (iii) this Agreement, upon execution and delivery of the same by the Party, will represent the valid and binding obligation of such Party enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

6.	Non-Exclusivity. This Agreement is not an exclusive agreement with respect to the operations or efforts of Service Provider. The Parties acknowledge and agree that the Service Provider is currently, or in the future shall, provide the same or similar services as the Services herein to other subsidiaries of the Service Provider, or to other entities, with respect to other motion pictures or other events. The provision of such other and additional services by the Service Provider are hereby expressly agreed and consented to, and the Service Provider shall be free to provide such additional services as it may determine or elect.

7.	Term; Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue for as long as the Distribution Agreement remains in effect (the “Term”), provided that either Party may terminate this Agreement if (i) the other Party has materially breached this Agreement, (ii) the non-breaching Party has provided the breaching Party with written notice of the material breach, and (iii) the breaching Party fails to cure such breach within thirty (30) days of its receipt of the foregoing notice. Upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to such termination, or which are explicitly set forth herein as surviving any such termination or expiration.

1 Company shall pass along one hundred percent (100%) of Company Guild Share to respective production entities that have contracted with Company for the distribution of their film or television series.

8.	No Employee Status. Service Provider is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and Service Provider’s relation to the Company during the period of its engagement hereunder shall be that of an independent contractor. Service Provider is not an employee or agent of the Company in Service Provider’s position as a consultant and advisor, and notwithstanding the fact that Service Provider is a stockholder of the Company. As such, the Company will not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration Service Provider may receive hereunder, all of which shall be the sole responsibility of Service Provider. Service Provider is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services. Service Provider shall not have authority to enter into contracts binding the Company or to create any obligations or incur liabilities on behalf of the Company other than as set forth herein.

9.	Indemnification as Between the Parties. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Indemnification shall include all fees, costs and reasonable attorneys’ fees that the indemnified Party may incur. In claiming indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party written notice of any claim that the indemnified Party reasonably believes falls within the scope of this Agreement. The indemnified Party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified Party shall not be final without the indemnified Party’s written consent.

10.	Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to the Service Provider:

Angel Studios, Inc.

Attn: Neal Harmon

295 West Center Street

Provo, UT 84601

Email: legal@angel.com

If to the Company, to:

Angel Studios 022, Inc.

Attn: Patrick Reilly 295 West

Center Street Provo, UT 84601

Email: patrick@angel.com

(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement, and the Distribution Agreement set forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 5, Section 8, Section 9 and Section 10 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(f)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege

(g)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(h)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(i)	Governing Law; Venue; Waiver of Jury Trial.

(i)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

(ii)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH, IN EACH CASE LOCATED IN UTAH COUNTY, UTAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(III)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(i)(iii)10(i)(iii). EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER IN FULL.

(j)	Limitation on Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

(k)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

(l)	Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(m)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(n)	Parties in Interest; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Subject to the immediately following sentence, this contract is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third- Party beneficiary of this Agreement, provided that each Protected Person is an intended third-party beneficiary of this Agreement and shall have the right to enforce its rights under this Agreement as if it were a direct Party.

(o)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Angel Studios, Inc.

By:	/s/ Arthur Van Wagenen
Name:	Arthur Van Wagenen
Title:	Head of Business Affairs

Angel Studios 022, Inc.

By:	/s/ Patrick Reilly
Name:	Patrick Reilly
Title:	Chief Executive Officer

Exhibit A

Distribution Agreement

ANGEL STUDIOS 022 Rodeo, Inc., is a Delaware corporation (“We,” “Us,” or “Angel”) in the business of distributing video series and motion pictures that amplify light.  We are pleased to join with The Last Rodeo Movie LLC a Delaware limited liability company (“You” or “Creator”) to distribute your motion picture currently entitled “The Last Rodeo” (“Content” or “Picture”) in furtherance of that goal.  This “Agreement” sets forth the promises and commitments we’ve made to each other to enable that joint enterprise.  It is made up of three parts (the “Agreement Documents”):

A.	“The Deal Terms” which lay out all the basics of our joint enterprise; followed by

B.	“The Standard Terms and Conditions” (or “ST&C”) that go more into the legal nitty-gritty of it all (Exhibit A); and finally,

C.	“The Content Specifications & Delivery Requirements” which contain all the particulars of the Content and a comprehensive list of each element that must be created and delivered to fully facilitate our joint enterprise (Exhibit B).

This Agreement is dated as of April 23, 2025 (“Effective Date”). This agreement supersedes the September 20, 2024 version and contains the entire understanding of the parties.

THE DEAL TERMS

1.	CONTINGENCIES: As a prerequisite to this Agreement taking effect: (1) Angel needs to review and approve the legal chain-of-title to the Content (more on this in Paragraph 1 of the ST&C); (2) Angel and its production financing partner, Angel Acceleration Fund (“AAF”) need to review and approve Creator’s Operating Agreement (this condition/prerequisite deemed satisfied as of the date hereof); (3) the Picture must ultimately pass the Angel Guild as described in Paragraph 8(b) below (this condition/prerequisite has been satisfied as of the date hereof); and (4) both parties must have signed this Agreement.

2.	RIGHTS: We begin with the basics. Upon the waiver or satisfaction of the foregoing, You agree to grant Us:

a.            Media:  The specific rights listed in Paragraph 2 of the ST&C) for the Term, on an exclusive basis except as may be otherwise specified therein (“Angel Rights”).

b.          The Territory:  Throughout the world, in all languages, except to the extent as may otherwise be agreed by the parties in writing (the “Territory”).

c.            The Term:  For the period commencing on the date that Angel accepts material Delivery consistent with Exhibit B hereof; and continuing for fifteen (15) years (the “Term”). In addition, Angel is hereby granted a right of first negotiation to renew for an additional fifteen (15) year period (“Subsequent 15 Year Term”). Prior to the expiration of the Term, Creator and Angel agree to negotiate exclusively to trigger the Subsequent 15 Year Term and Angel shall notify Creator in writing of its election to exercise the right of first negotiation. If Angel and Creator have not renewed or extended for the Subsequent 15 Year Term prior to the expiration of the Term, Creator may then negotiate with third parties for the distribution of the Picture. Notwithstanding the foregoing, Angel’s right to stream the Content inside the Angel Guild and to promote or add value to any “NFT”s sold during the Term pursuant to the “NFT” rights described in Paragraph 2.a.vi of the ST&C shall continue in perpetuity and survive any termination or expiration of this Agreement, provided that any use by Angel of any rights that have terminated upon the end of the Term shall be subject to Licensor’s prior written approval; it being agreed and understood that the parties may elect to memorialize such perpetual license in a separate writing as may be mutually agreed.

d.           EP Credits: Provided Angel is not in uncured material breach hereof, up to two (2) executive producer credits for Angel or Angel-affiliated executives on a single card in the Content’s main titles. Names to be provided by Angel reasonably in advance to permit Creator to effectuate Delivery without delay. All aspects of the foregoing credits not expressly stated herein shall be at Creator’s discretion.

3.            MARKETING & DISTRIBUTION:   We promise to use our reasonable best efforts to market and distribute your Content in a manner intended to maximize potential revenues, facilitated by the following back-and-forth between us:

a.            US Theatrical Release: Angel will release the Content on a minimum of 1200 screens, in the top [30] US Markets (the “US Screen Guarantee”); The US Screen Guarantee shall increase based upon the table below based upon ticket pre-sales at least 21 days prior to opening weekend.

Pre-Sales at least 21 days prior to Opening Weekend	US Screen Guarantee
$2,000,000	1,500
$2,500,000	1,600
$3,000,000	1,700
$3,500,000	1,800
$4,000,000	2,000

The US Screen Guarantee in this Paragraph 3(a) shall not apply to Memorial Day, July 4th, Thanksgiving, or Christmas releases (defined as the immediately preceding and succeeding weekends) nor on any weekend where there are at least four (4) “wide” releases by the Major studios. No failure to secure the US Screen Guarantee shall be deemed a breach of this Agreement by Angel; Creator acknowledges that the screen count is contingent on cooperation and agreements with third party exhibitors (e.g., AMC, Regal, Cinemark, etc.) outside Angel’s direct control. Angel will at all times keep Creator apprised as to the status of such cooperation and agreements, through periodic (no less than monthly) calls or meetings with Angel’s sales team, and shall have the right to be consulted as to material developments, terms and conditions thereof.

b.           Third-Party Revenue Licensing: Creator shall additionally be permitted to meaningfully consult in advance on all other third-party revenue licensing (“Third-party Licensing”), for non-direct/exhibitor foreign theatrical distribution, PVOD, AVOD, and VOD streaming, pay and broadcast TV, physical (DVD) and digital sales, and/or other ancillary licensing, and may propose options for Angel’s consideration, including without limitation, where appropriate, engaging third parties to effectuate such distribution and sales. Notwithstanding Creator’s consultation on such deals, but provided that it occurs, Angel shall have the right to enter any Third-party Licensing deals and shall be the contracting party/licensor in such deals. Exhibit C attached hereto specifies agreed Third-party Licensing agreements as of the date hereof, together with a summary of their terms that support the specific packaging of the Picture. The proceeds, if any, of Third party Licensing deals which provide for funding or minimum guarantees payable prior to Delivery by Creator shall be made available by Angel to Creator to facilitate completion and Delivery of the Picture, with appropriate conforming adjustments to the consideration waterfall set forth in Section 4 below. Thereafter, such proceeds will be treated as Gross Angel Licensing Revenue; provided, however, that they shall not be subject to the offsets and allowances set forth in subsections 4(b)(i) and 4(b)(ii)(a).

c.            P&A Crowdfunding. Angel shall assist with a capital campaign to raise up to Five Million Dollars ($5,000,000) for Prints and Advertising (P&A) from retail investors in compliance with state and federal securities laws (the “Crowdfunding Campaign”). P&A financing may exceed the Five Million Dollar ($5,000,000) specified in this subsection, but shall not exceed Ten Million Dollars ($10,000,000) without the express prior written consent of Creator. All monies received by either party in connection with crowdfunding related to the Picture (calculated “at source”) shall either be applied toward P&A for the Picture (i.e., P&A financing raised via crowdfunding shall not be recouped by Angel hereunder as if Angel had provided such financing out of pocket) or deemed Gross Angel Licensing Revenues (defined below) and split between the parties according to the terms herein. Any such P&A financing campaign shall not use the name, likeness, or other proprietary rights of any third party without the prior written consent of such party.

d.            Access to Marketing Assets:  You will make available to Us “Behind-the-Scenes Footage” (to the extent available to Creator at no material cost and at all times be subject to applicable third party contractual restrictions) on a timely basis as well as any other creative marketing assets You have or may have access to related to the Content (to the extent available to Creator at no material cost), at all times subject to the applicable third party terms, conditions, restrictions, etc. (i.e., talent approval rights, etc.)

e.            Meaningful Consultation:  We will regularly and meaningfully consult with You in advance regarding all our marketing and distribution activities, including sub-licensing opportunities with third parties.  This will include periodic (no less than monthly) meetings, sharing our monthly marketing plan and projected income and expenses.  In turn, You agree You will inform us regarding that whatever promotional activities You intend to undertake.  You have the right to use short clips of the Content (less than 5 minutes in aggregate) to assist in that promotion, together with photographic stills, excerpts of the soundtrack or screenplay, and/or such other materials as you may reasonably request from time to time in connection with reasonable and customary promotional activities (“Social Media Clip Licenses”).

f.              Cross Promotion:  You acknowledge that We have the right to promote other content and content creators on any streaming channel or other distribution platform on which We distribute your Content, subject at all times to applicable third party contractual restrictions and provided such activities do not disparage, denigrate or otherwise cast the Picture or Creator in a negative light.

g.            Soundtrack Promotion: Angel shall coordinate the release of the Content in connection with the release of one or more soundtrack albums and/or singles for the Content (collectively, “Album”) and provide marketing funds commensurate with the budget of the Content, the Album, and the P&A Financing (defined below) in support of the Album. Angel shall also cooperate with Creator and applicable third parties (e.g., affiliated record labels and artists) to market and promote the Album and create further extensions and derivatives of the Album.

h.            Sub-Contracting of Services to Angel Studios, Inc. You acknowledge and agree that We may, and hereby are granted all rights necessary to, contract with Angel Studios, Inc. (“Studios”) so that all or a portion of Our rights and obligations under this Agreement are performed by Studios on Our behalf. You agree that We and Studios may amend or modify this or any other Services Agreement between Angel and Studios in Our sole discretion, provided that neither this Agreement nor the Services Agreement, nor any amendment or modification to the Services Agreement, shall operate to alter to Your detriment any of Your rights contained in, nor deprive You of any economic or other benefit agreed to in, the Original Agreement. Angel represents and warrants that the Services Agreement shall not be altered between Angel and Studios in any manner which negatively impacts Your economic rights or which permits any deductions other than those articulated under this Agreement.

4.            CONSIDERATION:  As consideration for the Angel Rights, we’ve agreed to a revenue sharing arrangement after the recoupment of certain costs by each of us. To maximize the net revenues to be shared, Angel won’t take a distribution fee and it will cap the amount of deductible marketing costs, as follows:

a.            Angel Revenue:  Angel will report and account for all the gross and net revenues derived from exploitation of the Angel Rights from all sources throughout the Territory for the Term, including (but not limited to) One Hundred Percent (100%) (calculated “at source”) of any and all theatrical distribution fees, remittances, overages and participations, direct ticket sales, subscription fees, home video/streaming/VOD fees, licensing/sublicensing fees, all revenue owed to Angel under the Services Agreement with Studios (including Pay-It-Forward revenues, social media licensing revenues, and both direct and Third-party Licensing revenue from all ancillary sources, including without limitation and solely to the extent such rights are expressly authorized hereunder or subsequently agreed between the parties in writing, merchandising, video games, soundtrack, book and music publishing, novelizations, live and audio performances, and other revenues derived from the Picture that is received by or credited to Angel or Angel’s affiliates, licensees, sublicensees, sub-distributors, or assigns, as applicable (as further set forth in subsection 4(a)(iii)(1) below) (collectively “Gross Angel Licensing Revenues”).  Angel agrees that, with respect to Creator Share of Net Licensing Revenues and Net Guild Picture Revenue held at any time or times in its possession or held in one or more accounts in its name, Angel is and shall be the agent and bailee of Creator, and Creator Share of Net Licensing Revenues and share of Net Guild Picture Revenue shall in all respects be the property of Creator, wherever and however held by Angel as bailee.

b.            Revenue Waterfall: From the Gross Angel Licensing Revenues, Angel will deduct a share the balance as follows:

(i)            Distribution Fee:  Neither Angel nor Studios nor any of their affiliates will be paid a distribution fee. Distribution fees do not include: (i) third-party participations and residuals described in Section 6 of the ST&C; or (ii) Guild revenue retained or deducted in the manner described in the Services Agreement and Paragraph 4.d. below.

(ii)            Recoupable Distribution and Marketing Expenses:

1.            Angel may incur “Marketing Expenses” as more fully defined in Paragraph 5 of the ST&C may be recouped by Angel as follows: Angel may incur Marketing Expenses with respect to the marketing and promotion of the Picture’s theatrical exhibition run of Ten Million Dollars ($10,000,000)) with such expenditures to be based on the performance of the Picture, (the “Theatrical Marketing Cap”). Angel may sell shares of its Series A Preferred Stock to fund the marketing/distribution of the Content, and may augment these funds with additional P&A financing up to the aforementioned Theatrical Marketing Cap, as applicable (collectively the “P&A Financing”) based upon Angel’s projected revenue performance of the Picture as determined in cooperation with You and shared with You prior to any commitments to secure such P&A Financing. Offering expenses and amounts used to redeem the shares of Angel’s Series A Preferred shareholders are deemed to be a Permitted Distribution and Marketing Expense, and shall be the first expense deducted (collectively the “P&A Break-Even Point”), from Gross Angel Licensing Revenue. Any additional marketing expenses incurred by Angel (up to the Theatrical Marketing Cap) will then be deducted from the Gross Angel Licensing Revenue.

2.            After the domestic theatrical run ends and domestic theatrical receipts applied, Angel may deduct up to 25% of subsequent Gross Angel Licensing Revenue (“The Last Rodeo Marketing Cap”) to continue marketing the Content for the duration of the Agreement. Amounts in excess of the Theatrical Marketing Cap or The Last Rodeo Marketing Cap must be mutually approved by the parties in order to be deducted.

3.            Any additional reasonable and customary deductions for Third-party Licensing revenues other than the Commissions defined above in Section 3(d) of this Agreement will be excluded. Up to 25% of Gross Angel Licensing Revenue from Angel controlled streaming platforms to cover reasonable and customary third party expenses for marketing the Content for the duration of the Agreement on the Angel controlled streaming platform and/or app only (the “Angel Platform Marketing Cap”).

4.            Any required SAG/DGA/WGA/MPI residuals, deposits, reserves, remittances and/or talent bonuses, participations, deferrals or other remittances, disclosed to Angel prior to the commencement of production of the Picture shall be treated as Distribution Expenses (Angel to execute and deliver standard assumption agreements with the relevant labor guilds);

5.            Notwithstanding any other provision of this Agreement to the contrary, there will be no cap on Angel’s use of Gross Angel Licensing Revenue or the Guild Marketing Expense (defined below) to pay the securities offering expenses incurred to fund the Content’s marketing and distribution, and to redeem its shares of Series A Preferred stock. The redemption terms provided for recoupment by the Series A Preferred stockholders of 100% of their investment plus a return of 15%.

6.             Net Revenue Share: After the deductions above are taken, the balance of the remaining revenues (the “Net Licensing Revenues”) will be split as follows: 66.67% (“Creator Share”) payable to Creator and 33.33% (“Angel Share”) to Angel.

                c. Angel Guild Membership Fees: Revenue from Angel Guild membership fees shall be separate from the Net Revenue Share and set aside for participating filmmakers after the deduction of certain Guild related costs including, but not limited to (A) transaction fees, (B) wholesale theatrical ticket costs; (C) 25% Guild marketing expense (“Guild Marketing Expense”); and(D) digital currency (“LUMENS”) transaction costs (“Net Guild Revenue”). The Net Guild Revenue shall be split fifty percent (50%) to participating filmmakers (“Filmmaker Guild Share”) and fifty percent (50%) retained by Angel (“Angel Guild Share”). Filmmaker Guild Share will in turn be split between participating filmmakers based on a pro rata viewing time algorithm which is applied uniformly with any other picture or title appearing in the Angel platform. For example, if Producer’s Picture makes up 17% of the total time watched by Guild members, Producer would be entitled to 17% of the Producer’s Guild Share. Producer’s portion of the Filmmaker Guild Share shall hereafter be known as “Producer Guild Share.”

                d. Creator Revenue:  Reciprocally, if applicable, You have agreed to treat all net revenues You may derive from exploitation of your Content on social media in the same fashion as Angel Gross Licensing Revenues above. Such revenues shall be payable to Angel, after the deduction and credit to You of any Permitted Distribution & Marketing Expenses (not including creation costs of the Content itself, and which will also be subject to the same Last Rodeo Marketing Cap), disbursed in accordance with subsections 4(b) above.  Angel acknowledges and agrees that Creator shall have no obligation to monetize the Content on social media.

5.	DELIVERY: You understand and agree that for Us to effectively market and distribute the Content, it is essential that You comply with all the delivery requirements in The Content Specifications & Delivery Requirements attached as Exhibit B.

6.	CONTENT FUNDING: You are solely responsible for all production, post-production and Delivery costs related to the Content.

7.	NOTICES AND PAYMENTS: Here are the addresses for both:

a.	To Creator:

Kip Konwiser The Last Rodeo Movie LLC

Chief Executive Officer

Email: kip@konwiserbros.com

With copies to:

Ramo Law PC

315 S. Beverly Dr. Ste. 210

Beverly Hills, CA 90212

Attn: Elsa Ramo, Esq. and Zev Raben, Esq.

Email: eramo@ramolaw.com; zev@ramolaw.com

Roman Capital Investments LLC

2525 Saddlecreek Trail

Birmingham, AL 35242

Attn: Mike Roman

Email: mroman@redskyfilmstudios.com

Red Sky Productions LLC

5511 Hwy 280, Ste 112

Birmingham, AL 35242

Attn: Stephen Preston

Email: spreston@redskyfilmstudios.com

b.	To Angel:

Neal Harmon, CEO

         Angel Studios, Inc.

295 West Center Street

Provo, UT 84601

Email:  legal@angel.com

8.	SPECIAL PROVISIONS:

a)	Credit: We both agree to “co-brand” the Content as follows:

i)	Presentation Credit: Angel will meaningfully consult with Creator as to whether and, if so, how the branding moniker of “Angel Studios Presents” will appear on the Content and any of its marketing materials. Any inclusion of Angel’s presentation credit shall be incorporated at Angel’s sole cost.

ii)	Angel Non-Branding: But no matter what, Angel will have the right to withhold its brand name from any marketing and/or distribution of the Content or change the manner in which it is identified (all in its sole discretion). Creator will fully comply with any such changes and if there is no Angel branding whatsoever in any specific territory, the Angel Rights for such Territory will then become non-exclusive within such territory to enable the Creator to license any or all of the Angel Rights to another distributor on a non-exclusive basis and derive and retain all revenues therefrom.

iii)	All other credit determinations and all aspects of any credits not expressly stated herein shall be in Creator’s control and discretion.

b)	Creative Control + Guild Process. Creator shall have final creative control over the Content subject to i) the following Angel Guild Process; and ii) Angel’s ability to approve the run time of the Content if it exceeds one hundred twenty (120) minutes. The foregoing notwithstanding, Creator shall determine how to meet Angel’s run time requirement in its sole discretion.

(1)	Guild Process[2]: Upon completion of a “locked” edit (“Locked Edit”)[3] of the Content, Creator shall submit the “Locked Edit” to the Angel Guild for review. Provided the Locked Edit receives a passing score (i.e., 60% ‘Very Disappointed’ for theatrical releases and 50% for Angel App releases) by September 30, 2024, Angel will set a “soft lock” release date for the Content anticipated for the March or April 2025 timeframe. Angel will “hard lock” a date in 2025 its sole discretion after strategically reviewing the slate from other studios in consultation with Creator. Creator may terminate this Agreement and pursue alternative distribution with no further obligations hereunder if Angel does not set a Hard Lock that falls within six (6) months of Angel’s receipt of a Guild-passing Locked Edit.

(2)	If the Content does not receive a passing score from the Guild, the following options will apply:

(a)	Creator may terminate this Agreement with no further obligations hereunder and pursue alternative distribution.

2 Angel reserves the right to amend and update its Guild scoring requirements at any time during the Term, provided however, that such policy changes shall be applied uniformly across all projects currently in the Guild and shall not be applied on a film by film basis.

3 Locked Edit means the timelines for the audio and visual elements are locked, but audio mixing, color correction, and VFX may still be in process.

(b)	Creator shall have six months to refine the cut (music, color, audio mix, VFX, etc.) to try to get a passing score and a committed release date that is mutually acceptable to the parties and, if such efforts are unsuccessful, Creator may terminate this Agreement as set forth above.

(3)	Any “material” changes to a Locked Cut, Final Cut, or Angel Cut shall require resubmission to the Guild for re-evaluation. Material changes are those that change the runtime by more than three minutes or materially alter the audio/visual elements of the Content and not merely technical improvements such as audio sweetening or color correction or reasonable and customary post-production actions.

c)	Pay-It-Forward: The parties agree to periodically review and mutually approve the treatment and delivery of the “Pay-it-Forward” campaign (including any perks or other incentives offered by Creator as part of any Pay-it-Forward campaign) conducted as an appeal to viewers to pay money solely to show appreciation for the Content for which there is no other reward given in return, or to pay for the Content to be distributed to others (“PIF”). Creator agrees i) not to engage in any PIF campaigns without the consent and/or participation of Angel during and after the Term or after its termination (unless the parties agree otherwise); and ii) to use reasonable best efforts to fulfill any PIF perks or incentives offered by Creator in consultation with Angel. All gross proceeds from PIF activities by the parties shall be administered as Angel Gross Licensing Revenues pursuant to Section 4 hereof.

9.	DEFINITION OF TERMS: Words that begin with capital letters in these Deal Terms (like “Agreement” – sometimes called “terms of art”) that aren’t defined, will have the meaning given in the ST&C. But if You can’t find it there – then they’ll have the meaning commonly understood in the entertainment industry.

10.	DEAL TERMS GOVERN: If there’s any conflict between The Deal Terms and The Standard Terms and Conditions of the Agreement Documents, The Deal Terms will govern; provided, however, that the parties agree to cooperate in good faith to make such adjustments as may be necessary or desirable to conform to the requirements of preexisting talent, financing, or production agreements.

THE LAST RODEO MOVIE, LLC	ANGEL STUDIOS, 022 INC.

/s/ Kip Konwiser	/s/ Patrick Reilly
By: Kip Konwiser	By: Patrick Reilly
Its: Producer	Its: Chief Executive Officer

Exhibit A

THE STANDARD TERMS AND CONDITIONS

The Standard Terms and Conditions (“ST&C”) of the Content Distribution Agreement, dated as of April 23, 2025 between The Last Rodeo Movie LLC, a Delaware limited liability company (“Creator”) and ANGEL STUDIOS 022, Inc., a Delaware-registered company (“Angel”).

1.	CONTINGENCIES/APPROVAL OF CHAIN-OF-TITLE: To clear the chain-of-title, Creator must establish that Creator is the sole owner of any and all literary, dramatic or musical material not otherwise within the public domain free of any claim, lien, limitation or condition of any kind. Creator shall obtain all clearances and/or make or cause to be made any and all screenplay changes which may be necessary to obtain customary errors and omissions insurance. As used herein, “Underlying Material” shall mean all Underlying Material that is:

a.	written or composed for use in the Content;

b.	acquired, supplied or assigned by Creator (or by any other person that produced or was associated in the production of the Content) for or in connection with the Content;

c.	included in the Content; and/or

d.	on which the Content is based in whole or in part.

2.	ANGEL RIGHTS: Creator hereby exclusively and irrevocably grants, assigns, and licenses to Angel throughout the Term and in the Territory the sole and exclusive right, license and privilege under copyright to, and to authorize, license and sublicense others to, exhibit, distribute, release, sell copies of, dispose of, transmit, reproduce, broadcast, publicize, manufacture, publicly display, project, publicly perform, market, advertise, promote, tag and edit or cause the Content to be tagged and edited for i) skipping through the Content, ii) streaming the Content with or without sound at the user’s direction; and iii) the facility for users to tag and skip through tags at their own direction, and otherwise exploit the Content (and its plot, themes and other elements) and any and all cuts, re-cut, edited, re-edited, dubbed, re-dubbed and other versions thereof, and trailers and clips and excerpts therefrom, by any and every means, method, process, device, exhibition, distribution, exploitation, delivery and manner of transmission means now known or hereafter devised or invented, and in all markets and media now known and hereafter devised or exploited, in any and all languages (whether dubbed or subtitled or otherwise) in all linear formats, including, without limitation, (i) all forms of theatrical, (ii) all forms of non-theatrical, including without limitation all educational, industrial, hotel/motel, ships, commercial in-flight and trade distribution, (iii) all forms of television (including, without limitation, free, pay, pay per view, terrestrial, satellite, and cable, regardless of the delivery system or payment system (if any) involved, including without limitation all rights to transmit, broadcast and exhibit the Content by means of free, toll, pay, subscription and theatre (including transmission or broadcast by open or closed circuits to any theatre or other place where an admission fee is charged to view the broadcast or transmission of the Content) television, all other forms of satellite and relay television, pay-per-view television, and any and all other kinds of open or closed circuit systems), and all forms of video-on-demand (including without limitation SVOD, TVOD, AVOD, CVOD and NVOD), (iv) online/internet, digital streaming, interactive, clips, mobile (e.g., cell phones), and any and all allied and ancillary rights without reservation of any kind, as well as the exclusive right to advertise, publicize and promote any and all of the foregoing (hereinafter referred to as “Angel Rights”).

a.	Included Rights. Without limiting the generality of the foregoing definitions included in Paragraph 2. above, the Parties agree that the “Angel Rights” include the following:

i.	Promotional Clip Rights. The exclusive right to broadcast, transmit or reproduce, separately from other portions of the Content, the visual portion, sound or music contained in the Content, or clips or excerpts as well as dramatizations or summaries of such visual portion, sound or music of the Underlying Material, or any part or combination of all or any part of the foregoing, in connection with the advertising and promotion of the Content;

ii.	Name and Likeness. The exclusive right to use the names and likenesses of the cast, and any other person who rendered services or granted rights in or for the Content, and to use the name and trademark of Creator, in and in connection with the Content and the advertising and exploitation of the Content, including Commercial Tie-in Rights, subject to restrictions in written contracts with such persons, provided Angel has received and been made aware of such restrictions, Angel shall be responsible for the unauthorized use of any cast or other person who rendered services in or for the Content, and shall be liable to Creator or such third parties for any damages caused by the failure of Angel or any of its affiliates or third parties, including but not limited to sublicensees, to so comply;

iii.	Commercial Tie-ins. The exclusive right to enter into and exploit commercial tie-ins with respect to advertising and promotion of the Content, subject at all times to applicable third party contractual restrictions. As used herein, the term “commercial tie-in” refers to a type of advertising or exploitation in which some product, service or commodity (in addition to the Content, subject to third party contractual restrictions) is advertised (“Commercial Tie-in Rights”);

iv.	Merchandising Rights. The exclusive right to manufacture, sell, license, advertise, promote, furnish, supply and distribute products, by-products, services, facilities, merchandise and commodities of every nature and description, board games, items of wearing apparel, food, beverages and similar items which make reference to or are based upon or adapted from the Content or any part thereof (including the title thereof), to the extent not included in Commercial Tie-in Rights (“Merchandising Rights”) to include the following:

A.	Video Devices: All physical forms of home video or other home viewing technology now known or hereafter devised (including without limitation cassette, videodisc, DVD, HD DVD and Blu Ray (collectively, “Video Devices”); and

B.	Electronic Publishing Rights: The exclusive right to license, reproduce, use, adapt, distribute, display, perform or create derivative works based on the Content or any portion thereof (including, without limitation, video games and interactive games and devices), that are electronically read, digitized, computer-based or computer-assisted systems, devices and services in photographic, audio, optical, or digital form, the purpose of which is to allow the user to selectively display, manipulate or perform the Content, derivative material based on the Content or portions thereof, alone or in conjunction with other audio, photographic, digital, computer software, firmware, hardware or any other systems now known or hereafter devised (“Electronic Publishing Rights”);

Angel agrees that Angel shall negotiate directly, in consultation with Creator, with third party rights holders in connection with any necessary or desirable merchandising rights (including, without limitation trademark rights) not held by Creator in connection with the Content. Such negotiations and any agreements resulting therefrom shall at all times be in compliance with all applicable agreements and contractual restrictions.

v.	Derivative Productions. Both Angel and Producer shall have rights to any so-called derivative productions, including by way of example and not limitation, any prequel, sequel, spin-off, stage play, reboot, productions, books, graphic novels, novelizations, and all rights under this Agreement shall extend for the run of Picture. Angel hereby agrees, subject to Angel’s approval of the creative concept for a serial Derivative Project (approval not to be unreasonably withheld), to finance a serial Derivative Production in a per episode amount to be mutually determined in good faith after review of the creative concept in the event the gross domestic box office proceeds derived from the Content (as reported by Variety from time to time) is equal to or exceeds Seventy Five Million United States Dollars (US$75,000,000) on terms no less favorable than the terms set forth herein.

vi.	Non-Fungible Tokens (“NFTs”). The exclusive right to exploit physical or digital objects derived from or otherwise related to the Content and any Underlying Material upon which it is based as NFTs (including the right to create new physical or digital objects as NFTs). In connection therewith, the right to tag and employ other panning and scanning requirements (including any re-sizing of the picture to conform to NFT context requirements) subject to third party contractual restrictions at all times; and

vii.	Music Publishing Rights. To the extent retained by Creator and subject to third party contractual restrictions at all times, One Hundred Percent (100%) of all music publishing rights for original music contained in the Content to allow Angel to register the cue sheets with relevant performing rights societies (PROs) and collect royalties on behalf of composers, musicians, and artists rendering music composition services for the Content.

b.	Pre-Delivery Activities; Sublicenses. Creator agrees that from and after the date hereof, Angel shall have the exclusive right to (i) advertise, promote, publicize and market, and engage in other customary pre-sales and pre-release activity in the Territory with respect to, the Content, (ii) subject to Creator’s prior meaningful consultation in each instance, negotiate, enter into, administer and service distribution agreements or licenses of the Rights in the Territory (each, a “Sublicense” and, collectively, “Sublicenses”), and (iii) subject to Creator’s prior meaningful consultation in each instance, to deliver the Content (including creating delivery materials to the extent permitted or require hereunder), collect amounts due, and otherwise perform its obligations or enforce its rights and remedies under Sublicenses. Notwithstanding anything to the contrary contained in this Agreement, Creator agrees to honor and abide by the terms of all Sublicenses hereunder to the extent such Sublicenses do not conflict with the terms of this Agreement. Subject to any existing liens on the Content or Creator as of the Effective Date, Creator further agrees that it will not exercise or permit any third parties which may have a lien in and to the Content, the Rights and/or the Gross Receipts (as defined below) to exercise its rights or liens as secured parties or otherwise act in a manner which will disturb, infringe upon, interfere with, prevent or impede the full, complete, free and unencumbered exercise by any distributor or licensee of its rights under any of the Sublicenses, except as otherwise may be agreed in writing in advance by Angel.

3.     EDITING RIGHTS:  Notwithstanding anything to the contrary in this Agreement, Angel may cut or edit the Content, or cause the Content to be cut or edited, solely for (i) standards and practices compliance (airline, broadcast, and otherwise), including time compression (and editing for time); (ii) creating commercial breaks; (iii) potential or actual legal claims; (iv) censorship compliance; (v) ratings compliance; (vi) panning and scanning requirements (including any re-sizing of the picture to conform to broadcast requirement); (vii) closed-captions materials, bonus materials and/or Angel’s own promotional reel (subject to third party contractual restrictions); and (ix) subtitling and dubbing (subject to third party contractual restrictions).

4.    RIGHT OF FIRST NEGOTIATION/FIRST REFUSAL: [intentionally omitted]

5.    CONSIDERATION:  All consideration set forth in Paragraph 4. of the Deal Terms is conditioned upon the Content being completely delivered on the Delivery Date.  Such consideration shall be deemed full consideration for all rights granted and services performed by Creator hereunder.  In connection with the calculation of the Net Licensing Revenues set forth in the Deal Terms, “Permitted Distribution & Marketing Expenses” shall include the following:

a.	“Distribution Expenses:” All actual, direct, third party, verifiable out-of-pocket distribution costs and expenses including, without limitation, manufacturing costs, production costs, translation costs, dubbing costs, insurance costs, purchase costs, distribution costs, third-party processing fees, payment processing fees, costs for providing streams, fees charged by credit card issuers, fees charged by third-party e-commerce platforms, applications and services; fees charged by resellers, costs associated with returns and warranty claims; subject to the Last Rodeo Marketing Cap. Angel shall report to Creator on its Distribution Expenses on a monthly basis through the first twelve (12) months from the Effective Date (and quarterly thereafter) to allow Creator to meaningfully consult on Distribution Expenses on a prospective basis. For the avoidance of doubt, Distribution Expenses shall exclude any general overhead charge, there shall be no double deductions, no interest, no overrides, no markups, and no cross-collateralization with any other content.

b.	“Marketing Expenses:” All actual, direct, third party, verifiable costs, charges and expenses incurred for or in connection with advertising, promoting and publicizing the Content in any way, including, without limitation, all costs incurred directly or charged by third parties in connection with trailer production, social media promotion, subject to the Last Rodeo Marketing Cap. For the avoidance of doubt, the foregoing Expenses shall exclude any general overhead charge, there shall be no double deductions, no interest, no overrides, no markups, and no cross-collateralization with any other content.

6.   THIRD-PARTY OBLIGATIONS: Creator represents and warrants to Angel that it shall deliver the Content fully cleared, and that all third-party participations, music publishing fees, deferments, royalties, and other payments shall be borne solely by Creator, excluding public performance licenses (e.g., those issued by ASCAP, BMI, SESAC, and GMR in the United States) and other similar neighboring rights in foreign territories that are customarily licensed on a blanket basis by all exhibitors of copyright-protected material in the applicable jurisdiction, all of which shall be the responsibility of the party ultimately performing the Content for the public (including, without limitation, Angel) and Guild Residuals (defined below). Angel shall assume and act as paymaster for any and all collective bargaining payments and mandated residuals and/or bonuses/contingent payments (e.g., box office bonuses) payable to any party by reason of the exercise of the Angel Rights, including, without limitation, residuals required the Writers Guild of America, Directors Guild of America, Screen Actors Guild, American Federation of Musicians and IATSE, (collectively, “Guild Residuals”), and all such residual and/or bonus payments shall be considered a Distribution Expense. Angel hereby agrees to execute customary distributor assumption agreements in connection with any and all Guild Residuals owed in connection with Angel’s exploitation of the Content prior to Angel’s commercial release of the Content hereunder. For the avoidance of doubt, the foregoing shall also apply to all marketing or promotional materials produced by Creator and used in the release of the Content.

7.     ACCOUNTINGS/PAYMENTS:

a.	Accountings: Angel shall keep proper books and records showing its Gross Angel Licensing Revenues, and Net Licensing Revenues (the “Records”). Angel shall pay Creator, all revenues payable to Creator, quarterly in the amounts payable pursuant to Paragraph 4. of the Deal Terms and deliver with the payment, statements of the Records, within forty-five (45) days after the expiration of the applicable quarter. The applicable accounting periods during the Term shall coincide with the following fiscal quarters: January through March, April through June, July through September, and October through December. Angel will account to Creator in customary manner in the Media and Entertainment industry of the United States of America - which accounting shall include a summary of distribution activities, costs, and revenues including, without limitation, the following:

1.	All sources of Gross Angel Licensing Revenue and the respective amounts thereof from each source;

2.	All third party agreements entered into by Angel relating to the Content;

3.	All deducted Distribution Expenses, in aggregate and during the applicable accounting period; and

4.	All deducted Marketing Expenses, in aggregate and during the applicable accounting period.

Notwithstanding the foregoing, after the first five (5) years of the Term, no accounting shall be rendered for any period in which no receipts are received, and/or no distribution activities occur, provided that Creator shall in any event be entitled to at least one (1) accounting statement per year upon Creator’s written request. After the first three (3) years of the Term, in the event the Angel Rights are not exploited in any territory or media, on a territory-by-territory and media-by-media basis, at any time, Creator may elect to exploit such right(s) in such territory(ies) by providing written notice to Angel, subject only to account to Angel Angel’s Share of Net Licensing Revenues after deduction of Distribution Expenses and Marketing Expenses incurred by Creator in connection therewith.

b.    Audit Rights:  Creator may, at Creator’s expense (subject to the terms herein), but not more than once annually, audit those books and records of Angel that pertain to (a) Gross Angel Licensing Revenues, (b) the calculation of Net Licensing Revenues, and/or (c) Creator’s share thereof under this Agreement. Said audit shall be conducted by a qualified accountant selected by Creator, during regular business hours, upon no less than thirty (30) days’ notice, and in a manner that does not materially interfere with Angel’s normal business activities. The auditor shall simultaneously provide a complete written copy of the audit results to Angel and Creator. If said audit uncovers an underpayment to Creator, Angel shall pay the underpayment within thirty (30) days following receipt by Angel of the audit results. If a disagreement occurs regarding such an underpayment, Angel shall pay the undisputed amount and shall, within ten (10) business days of the discovery of such underpayment, engage Angel’s own qualified accountant to prepare an independent report, time being of the essence and no later than the same amount of time between the initiation of Creators audit and delivery of Creator’s audit report. If such independent accountant is not engaged or the report is not provided within the applicable time, Angel shall pay the full underpayment within the aforementioned thirty (30) days. If Angel does engage an independent accountant within such time, Angel shall pay any remaining disputed amount after the underpayment is determined. If any underpayment to Creator equals or exceeds five percent (5%) of the Creator’s Share of Net Licensing Revenues, Angel shall reimburse Creator its reasonable out-of-pocket audit costs at the same time that Angel pays the underpayment.

8.    INSURANCE:  Creator will procure and maintain, until April 12, 2027, at no cost to Angel, a Media errors and omissions insurance policy (“E&O Insurance”), with coverage of not less than Three Million Dollars ($3,000,000) per claim and Five Million Dollars ($5,000,000) in aggregate, for the Content, insuring Angel, its parent, subsidiary and affiliated companies, the sponsors and distributors of the Content and their respective advertising agencies (collectively, the “Angel Parties”),  against any and all liability resulting from the transmission hereunder of the Content. The Media Insurance will (a) be issued by a reputable insurance carrier and rated A-/X or better in Best’s Insurance Guides, (b) name the Angel Parties as additional insureds, (c) be primary and not in excess of or contributory to any other insurance policies provided for the benefit of, or maintained by, Angel, (d) contain an express waiver of any and all rights of subrogation that the insurers may have against Angel, and (e) provide for at least thirty (30) days advance written notice to Angel of any cancellation, non-renewal or other material change thereto.  Upon request, Creator will furnish Angel with a certificate of media liability insurance covering Angel’s authorized exhibitions and transmissions of the Content and satisfying, at a minimum, the coverage and term requirements specified above.

9.    REPRESENTATIONS & WARRANTIES:

a.	Creator and Angel each hereby represent, warrant and covenant to the other as follows: (i) It is duly incorporated or organized, validly existing and in good standing under the laws of its state or country of incorporation or organization; (ii) it has the full power, authority and ability to enter into, execute, deliver and perform all its obligations under this Agreement; (iii) this Agreement constitutes a valid and binding obligation of it enforceable in accordance with the terms hereof; and (iv) the execution, delivery and performance of this Agreement will not cause it to be in material breach of a third-party agreement which breach would jeopardize its ability to perform its obligations hereunder.

b.	Creator hereby further represents, warrants and covenants to Angel as follows: (i) The Content when delivered to Angel will be free and clear of any liens (excluding customary guild and/or financier liens) or encumbrances which would impair or interfere with Angel’s quiet enjoyment of its rights hereunder throughout the License Term and Territory; (ii) To the best of Creator’s knowledge, including what Creator would know in the exercise of reasonable prudence, the Content is not in the public domain and will not violate or infringe any applicable law or regulation (iii) Creator has obtained all rights, permissions, releases and licenses (including all music master and synchronization licenses but excluding music public performance licenses) required to enable Angel to fully exploit and promote the Content in accordance with the terms of this Agreement; (iv) Creator shall deliver all the Delivery Elements by the Delivery Elements Due Date, including, without limitation, the E & O Insurance as required in Paragraph 8. above; (v) All third-party participations, deferments, royalties, fees and other payments shall be borne solely by Creator (excluding Guild Residuals and music public performance licenses), as further set forth in Paragraph 6. above; (vi) the Content has been produced and records kept in accordance with the Child Protection Restoration and Penalties Enforcement Act of 1990 and any amendments thereto; and (viii) Creator will promptly undertake to secure and diligently preserve throughout the Term of this Agreement any and all necessary and proper copyright registrations and renewals pertaining to the Content.

c.	Angel further warrants and covenants to Creator that Angel’s changes or edits to or Angel’s promotion, advertising, distribution, or otherwise exploitation of the Content will not infringe on the rights of any third party.

10.    INDEMNITY:

a.	Each party (the “Indemnitor”) to this Agreement shall indemnify and hold harmless the other party and its parent, subsidiaries, and permitted assigns from any and all third-party actions, causes of action, losses, liability, costs, expenses, damages, judgments, third-party claims and settlements, including reasonable outside attorney’s fees, arising out of or in connection with any breach of this Agreement by the Indemnitor of any representations, warranties, undertakings, covenants or agreements of any nature by the Indemnitor in this Agreement. The Indemnitor shall pay the defense costs of the other party and its parent, subsidiaries, and permitted assigns from any and all third-party actions, causes of action, demands and claims arising out of or in connection with any breach or alleged breach of this Agreement by the Indemnitor or any representations, warranties, undertakings, covenants or agreements of any nature by the Indemnitor in this Agreement. Without limiting the generality of the foregoing, Angel shall indemnify and hold harmless Creator on the same terms as set forth above in connection with any P&A financing campaign asset forth in Paragraph 3.c of the Deal Terms or Angel’s exploitation of NFT rights pursuant Paragraph 2.a.iv hereof including, without limitation, any and all damages and claims arising or relating to any violation of securities or other applicable state or federal laws and regulations and/or third party rights in connection therewith.

b.	Either party seeking indemnification under this Agreement (the “Indemnified Party”) shall give written notice to the party required to provide indemnification hereunder (the “Indemnifying Party”) and the Indemnifying Party shall promptly, at the Indemnified Party’s request, assume and diligently conduct the entire defense of any suit or action, or the making of any claim as to which indemnity may be sought hereunder, including settlements and appeals, at the Indemnifying Party’s sole cost and expense, and the Indemnifying Party shall pay and discharge any and all settlement amounts, judgments or decrees which may be rendered. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement that: (i) could affect the intellectual property rights or other business interest of the Indemnified Party; (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation; or (iii) requires any consideration other than the payment of money by the Indemnifying Party.

c.	Creator shall promptly and timely execute, after a reasonable opportunity to review and negotiate same (which shall be no less than five [5] business days), any additional document(s) and take any additional action(s), at Creator’s sole cost and expense, that Angel deems necessary in order for Angel to enforce and/or defend its rights under this Agreement.

11.   DEFAULT:

a.	Creator shall be in default if Creator breaches any material term, covenant, or condition of this Agreement. Angel shall give Creator written notice detailing any claimed material default and Creator shall have thirty (30) business days after its receipt of such written notice to cure any default. If Creator fails to cure within the time provided, then Angel, may terminate this Agreement and all rights in and to the Content shall revert to Creator. Without limiting the foregoing, in the event Creator is in breach of the representations and warranties given in Paragraph 9, Angel shall have the right to terminate this Agreement and Creator shall be required to immediately reimburse Angel for all of its actual, verifiable, direct, third party, out-of-pocket costs and expenses incurred in connection with the Content.

b.	No failure by Angel to fulfill any of its obligations hereunder shall constitute a breach of this Agreement by Angel unless and until the Creator has provided Angel with written notice specifying such failure(s) and Angel has failed to cure such failure within thirty (30) days after receipt of such notice. Such written notice by Creator to Angel must be delivered to Angel via only the approved means of notification identified in Paragraph 15 below, and must explicitly contain the following information: (i) the exact nature of the claimed failure, (ii) a statement that the writing constitutes a “formal notice of default”, and (iii) the date in which the failure must be remedied according to the terms of this Paragraph 11 b.

c.	Creator may terminate this Agreement by written notice if Angel commits a material breach of its terms (including, without limitation, failure to timely pay all monies owed to Creator hereunder) and fails to cure such breach (if capable of cure) within thirty (30) days after receipt of written notice demanding same, or if Angel becomes subject to or seeks relief under the bankruptcy, insolvency, receivership, re-organization, moratorium or other like statute or law or enters into an assignment for the benefit of creditors or composition of creditors. If Creator terminates this Agreement due to an uncured, material breach by Angel, Producer will be limited to its remedies at law for monetary damages, if any, actually sustained by Producer. Producer hereby waives and disclaims, to the fullest extent permitted by law and notwithstanding anything to the contrary herein, any right to seek, accept or be awarded any equitable remedy against Angel or its Affiliates, including without limitation, any enjoining, revocation, rescission, limitation, impairment or alternation of Angel Rights, the Licenses or Angel’s rights to distribute, promote or exploit the Picture under the express terms of the Agreement.

d.	If the Content is not commercially released in 2025 (the “Outside Release Date”), Creator shall have the right, but not the obligation and without limitation to any other remedies available to Creator hereunder or at law or equity, to terminate this Agreement by written notice and rescind all rights granted to Angel hereunder.

12.   ASSIGNABILITY: Neither Party shall assign this Agreement, in whole or in part, without the prior written consent of the Party; provided however, (a) Angel has the right to exercise its sublicensing rights hereunder, subject to the terms hereof and third party contractual restrictions, and (b) Creator has the right to assign Creator’s rights and obligations hereunder in the event of a dissolution of Creator and/or the assignment of all or substantially all of Creator’s assets. Notwithstanding the foregoing and only in the event the Date of Accepted Delivery has occurred, Creator may assign the right to receive payments under this Agreement to up to one additional payee upon timely written notice to Angel, pursuant to a customary ‘direction to pay’ letter to be provided by Angel and signed by an authorized officer of Creator.

13.   TERMINATION:  Angel’s accounting and payment obligations to Creator hereunder and Paragraphs 9, 10, 11, 14 and 17 shall survive any termination or expiration of this Agreement.  Creator and Angel acknowledge and agree that the foregoing covenant is a material inducement for Angel to enter into this Agreement. Except as expressly set forth above in the sole case of an uncured material breach by Angel, the foregoing covenant shall survive termination or expiration of this Agreement and shall continue without limitation as to time and shall bind Creator and Creator’s successors and assigns.

14.   CREATOR MARKS:  The Parties agree that any and all uses of the trademarks owned by Creator in connection with the Content (“Creator Marks”), and all goodwill generated thereby, shall inure to the benefit of, and belong exclusively to, Creator and Creator’s successors and assigns. Angel agrees to provide to Creator, on request and for no cost, specimens of use of the Creator Marks and sworn statements of use. Creator shall be solely liable for any third-party claims for infringement that may arise from the use of the Creator Mark solely in connection with the Content or the promotion or advertising thereof in domestic and foreign jurisdictions. Angel also agrees that the quality of all goods and services provided under the Creator Marks shall be of the same general quality as those provided by Creator and that Angel will cooperate with Creator’s monitoring of that quality. Angel acknowledges and agrees that the Creator Marks expressly exclude any trademarks, tradenames, or other intellectual property of third parties, and all promotion of the Content hereunder, including, without limitation, use of hashtags on social media, shall exclude any use of such third party trademarks unless separately cleared by Angel at Angel’s expense.

15.   NOTICES AND APPROVALS: Any notice hereunder must be in writing and shall be deemed given and received (except for notice of change of address which shall be deemed given and received only upon receipt thereof): (a) on the date of personal delivery; (b) on the third business day following the day of mailing by pre-paid certified mail (return receipt requested); (c) [intentionally omitted]; (d) in the case of Accounting Statements only, by regular mail on the postmarked date or via email; or (e) on the next business day following the day of shipment via a nationally recognized overnight courier service with signature of confirmation of receipt, as the case may be, to the party to be notified at the addresses set forth in Paragraph 7. of the Deal Terms.

16.   INTELLECTUAL PROPERTY DEFINITION IN BANKRUPTCY: In the event of a bankruptcy by Creator, including without limitation, a petition or bankruptcy court shall be filed by or against Creator, or If Creator shall be judged insolvent by any court or if a trustee or a receiver of any property of Creator shall be appointed in any suit or proceeding by or against Creator, or if Creator shall make an assignment for the benefit of creditors or shall take the benefit of any bankruptcy or insolvency act, or if Creator shall liquidate its business for any cause whatsoever, Creator acknowledges and agrees that the licensed rights hereunder are fundamentally in the nature of "intellectual property" as defined in the Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter In effect, or any successor statute (the "Bankruptcy Code"), that all licensed rights are fundamental to the basic license hereunder; and therefore all licensed rights should be deemed intellectual property subject to Section 365(n)(1)(B) of the Bankruptcy Code. In the event Angel becomes insolvent, or files a petition in bankruptcy, or consents to an involuntary petition in bankruptcy or to any reorganization under the Bankruptcy Code, and/or files for bankruptcy hereunder, this Agreement shall automatically terminate, and all of the rights granted hereunder (including the Angel Rights) shall automatically and immediately revert to Creator.

17.   MISCELLANEOUS:

a.	Integration and Amendments: This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements (whether written or oral, express or implied) between the Parties relating to the Content. This Agreement shall not be modified or amended except in writing signed by the Parties and specifically referring to this Agreement. This Agreement may not be amended by course of conduct or oral agreement. This Agreement shall take precedence over any other documents that may be in conflict herewith.

b.	Advertising Materials: Creator hereby grants to Angel a limited, non-exclusive, non-transferrable, royalty-free license to use the Creator Marks in Angel’s marketing materials, and Creator agrees that Angel may indicate in such materials that the parties have entered into a license agreement pertaining to the Content. Creator may terminate Angel’s right to use the Creator Marks, in whole or in part, by providing written notice to Angel if Angel’s usage of the Creator Marks does not adhere to Creator’s then-current written policies provided to Angel regarding the use of Creator Marks. Upon termination of this Agreement, the foregoing license shall also terminate and all rights in the Creator Marks granted hereunder shall revert to Creator. Angel will provide Creator with free access to any and all marketing materials and/or foreign language versions of the Content created by Angel.

c.	Governing Law/Jurisdiction: The interpretation, construction, validity, performance, and enforcement of this Agreement shall be governed in accordance with the laws of the State of Utah, in the United States, as if performed wholly within Utah and without giving effect to the principles of conflicts of law. The exclusive jurisdiction and venue of any action regarding this Agreement shall be in the Fourth District Court in Provo, Utah, and each of the Parties submits itself to the exclusive jurisdiction and venue of that court. Any dispute arising hereunder related to Angel’s failure to timely account and pay to Creator shall be resolved solely through binding arbitration, before a single arbitrator familiar with entertainment law, and conducted in Provo, Utah (video/teleconference permitted) under and pursuant to the JAMS Streamlined (for claims under US$250,000.00) or the JAMS Comprehensive (for claims over US$250,000.00) Arbitration Rules and Procedures (“JAMS Rules”), as said rules may be amended from time to time. The parties agree to accept service of process in accordance with JAMS Rules in connection with such disputes. The arbitrator shall issue a written opinion that includes the factual and legal basis for any decision and award within thirty (30) days from the date the arbitration hearing concludes. With regard to any dispute arising hereunder related to Angel’s failure to timely account and pay to Creator, each party hereby irrevocably submits to the jurisdiction and venue in the state or federal courts of the State of Utah in the City and County of Provo for all purposes, including, but not limited to, in connection with any petition to confirm an arbitration award obtained pursuant to this Paragraph. Any award shall be final, binding, and non-appealable. The arbitration will be confidential and conducted in private, and will not be open to the public or media. No matter relating to the arbitration (including but not limited to, the testimony, evidence or result) may be: (i) made public in any manner or form; (ii) reported to any news agency or publisher; and/or (iii) disclosed to any third party not involved in the arbitration. The prevailing party in any dispute shall be entitled to reimbursement of its reasonable outside attorneys’ fees and costs.

d.	Construction: References in this Agreement to “Sections” and “Exhibits” are to sections and exhibits herein and hereto unless otherwise indicated. Except as specified in a particular context, the word “or” means each as well as all alternatives. All terms defined in the singular form will have comparable meanings when used in the plural form and vice versa. This Agreement shall be construed as if the Parties had equal participation in drafting it.

e.	Sublicensees: Angel shall be responsible for its sublicensees’ compliance with the terms and conditions of this Agreement as if each sublicensee were the Angel itself, including, without limitation, the accounting for and payment of all Compensation applicable to the sublicensee’s exercise of the license rights granted by this Agreement. Angel shall not grant a sublicense to any third-party except pursuant to an enforceable, written sublicense agreement consistent with the terms and conditions of this Agreement.

f.	Mediation: In the event of a dispute between the Parties excluding any dispute regarding Angel’s failure to timely account and pay to Creator, prior to commencing any litigation the Parties agree to enter into good-faith non-binding mediation with a mediator mutually selected by the parties. Such mediation shall take place in Provo, Utah (participation via video/teleconference shall be permitted). Each party shall pay its own costs of the mediation and the cost of the mediator shall be divided equally between the parties.

g.	Force Majeure: Notwithstanding anything herein to the contrary, neither party shall be liable to the other in damages or otherwise owing to any failure to perform hereunder, except for the payment of any fees or revenue splits, caused by fire; earthquake; flood; epidemic; accident; explosion; casualty; strike; lockout; labor action; riot; civil disobedience; act of a public enemy; embargo; war; declared disaster; act of God or force majeure; application of municipal, state or federal ordinance or law; act of a legally constituted executive authority, whether municipal, state of federal; or the issuance of any executive order (each and collectively, “Force Majeure”), provided such event of Force Majeure makes impossible or impracticable such party’s performance hereunder and such party promptly provides notice of suspension including a reasonably detailed explanation regarding such impossibility and/or impracticability. In no event, however, shall inclement weather be deemed or constitute an event of force majeure for any purpose of this Agreement. If this Agreement is suspended based on an event of Force Majeure for more than six (6) weeks, the other party shall have the rights, but not the obligation, to terminate this Agreement upon written notice to the other party. For clarity, Angel’s obligations regarding payment of any fees or revenue splits shall not be suspended in any event, including events of Force Majeure.

h.	Confidentiality: Each Party, on behalf of itself and its Affiliates, agrees not to disclose the terms or conditions of this Agreement to any third-party without the prior consent of the other party. These confidentiality obligations are subject to the following exception: (i) disclosure is permissible if to financial advisors, accountants, and attorneys; and (ii) disclosure is permissible if required by the government, court order, or subpoena, if required by law or if required to enforce rights under this Agreement; provided the Party required to disclose first gives the other Party sufficient prior notice to enable the non-disclosing Party to seek a protective order, and reasonable steps are taken to maintain the confidentiality of this Agreement.

i.	No Publicity: Except in connection with Angel’s promotion and marketing of the Content in accordance with this Agreement and Creator’s non-derogatory publication of Angel’s role as distributor of the Content, as a material obligation of this Agreement, neither party will use the other party’s names, brands, service marks or trademarks, or directly or indirectly reference or identify the other party, its products or services, or this Agreement, in any press release, advertising, case study or other public announcement, without such other party’s prior written consent in each instance (such consent not to be unreasonably withheld).

j.	Successors and Assigns: This Agreement shall be binding on and shall inure to the benefit of the Parties and their Affiliates, successors, and assigns as authorized in accordance with the terms of the Agreement. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies hereunder on any person other than the Angel or the Creator, their respective Affiliates, and their respective successors and permitted assigns. No assignment of this Agreement or any of a Party’s rights and obligations hereunder shall be binding on either of the Parties without the written consent of the non-assigning Party unless such assignment is otherwise authorized hereunder.

k.	Waiver: No waiver by either Party of any default hereunder shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement. A waiver shall only be valid if in writing.

l.	Severability: If any provision of this Agreement, or the application of such provision to any person or party, in general or the circumstances, is determined to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, that invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, and this Agreement will remain in full force and effect and be legally effective as if that illegal, invalid, or unenforceable provision were not a part of this Agreement.

m.	Relationship of Parties: Nothing in this Agreement shall be construed to create among the Parties a partnership, joint venture, or principal and agent relationship, or to impose upon either Party any obligation for any loss, debt, or other obligation incurred by the other Party except as expressly set forth herein.

n.	Signatures and Counterparts: Execution of the Agreement may be delivered via email transmission as a PDF, each of which shall be deemed an original hereof. This Agreement shall not be binding until executed by both parties. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

Exhibit B

THE CONTENT SPECIFICATIONS AND DELIVERY REQUIREMENTS

https://angelstudios.notion.site/Angel-Originals-Creator-Production-and-Spec-Sheet-16cdd46d6a9c43ef8823e878f64e2200

BASIC LEGAL DELIVERABLES (Angel reserves the right to request additional documentation as needed to effectuate its distribution rights in and to the Picture).

1)	A copy of the insurance application, a copy of the full policy and a copy of the current certificate of occurrence based producer’s liability (errors and omissions) insurance policy, with an insurance carrier approved by Distributor, inclusive of title and music coverage and without any non-standard exclusions with three year coverage, along with a prior acts endorsement (if not already part of the policy), with liability limits of not less than $3,000,000 for each occurrence and $5,000,000 in the aggregate, with a deductible not to exceed $25,000 per occurrence, plus, if requested by Distributor, a “Term of Contract Endorsement” (also known as a “Rights Period Endorsement”) for the length of the Term. Producer shall deliver to Distributor a certificate of such insurance and endorsement, in a form acceptable to Distributor, naming as additional insured’s thereunder the additional insureds specified in the Agreement. Producer shall be responsible for all deductibles and retentions under the policy. The policy shall cover all aspects of the Picture and any and all materials relating thereto (including all underlying material with respect thereto, all behind-the-scene footage, “making of” documentaries, bloopers, EPK’s, and DVD bonus materials), all trims and outtakes, as well as the title of the Picture, the music therein, and the distribution/release of the Picture on video cassettes, tapes, discs and future technology) and each endorsement to this effect shall be delivered. The policy shall include a provision that the policy shall be primary and not contributory to any other insurance provided for the benefit of or by any additional insured. The policy shall be on a per-claim basis and shall be issued from a reputable company. The insurance carrier shall agree to name any other person and/or entity as an additional insured, at no additional cost, and provide a certificate of insurance and additional insured endorsement with respect thereto, as requested by Distributor throughout the policy term. If the Picture is based on (or inspired by) a true story and/or true event(s), the true-life components shall be covered under the policy and documentation to this effect shall be delivered.

2)	Licensor shall submit to Distributor complete and accurate copies of all documents comprising the full and complete chain of title for the Picture complete and sufficient to grant the rights to Distributor hereunder in form and substance satisfactory to Distributor, which satisfaction will not be arbitrarily withheld, including, without limitation, receipt by Distributor of all necessary releases, assignments, supporting agreements and documentation required by Distributor

3)	Title and copyright reports – Licensor shall submit to Distributor the following reports and opinions: (i) a current (i.e. within sixty (60) days of the delivery date) U.S. copyright report from a reputable service (e.g. Thomsen CompuMark or IP Innovations), and (ii) a current (i.e. within sixty (60) days of the delivery date) title report (from a reputable service (e.g. Thomsen CompuMark or IP Innovations) and opinion of counsel indicating that the title “Last Rodeo” is cleared for use as the title of the Picture.

4)	If SAG-AFTRA production – copy of SAG-AFTRA final cast list in the format approved by SAG-AFTRA. If DGA production – copies of DGA form deal memos for all DGA personnel. If WGA production – copies of all writer agreements and the WGA final credit determination letter for the Picture and proof of payment of script publication fee. If IATSE-- copies of IATSE form deal memos for all IATSE personnel.

5)	Copyright Registration:

a)	One certificate of United States copyright registration for the screenplay. If the certificate has not been returned from the Library of Congress, Licensor shall deliver a copy of the filed application and proof of payment of the registration fee. Licensor shall deliver one copy of the Certificate of Copyright Registration for the screenplay once registered.

b)	One certificate of United States copyright registration for the motion picture. If the stamped certificate has not been returned from the Library of Congress, Licensor shall deliver a copy of the filed application and proof of payment of the registration fee. Licensor shall deliver one copy of the Certificate of Copyright Registration for the motion picture once registered.

6)	Personnel Documentation (All agreements shall include work-for-hire and/or assignment language unequivocally granting all rights to The Last Rodeo Movie LLC (“Producer”), language which prevents equitable relief (including right of termination waiver and waiver of injunctive relief) and no limitation on Producer’s rights of assignment.):

a.	List of main cast and personnel and their contact information.

b.	Copies of all agreements or other documents relating to the engagement of personnel in connection with the Picture not set forth above (including copies of the agreements for the principal cast (inclusive of any featured voices and cameo appearances) and all key personnel (e.g. director, director of photography, costume designer, production designer, editor, screenwriters (inclusive of all agreements for all rewrites), producer(s), unit production manager, 1st assistant director, 2nd assistant director, composers, music producers (if applicable), for all individuals and entities accorded credit in the billing block, etc.

All agreements for all minors appearing in the Picture shall be provided. The work permits (if applicable in the jurisdiction in which principal production took place), guardian release forms (if applicable), parental consent/inducement agreements, production permits (e.g., permit to employ minors as required in the jurisdictions in which principal production took place), the trust account documents (if applicable in the jurisdiction in which principal production took place (e.g., “Coogan Account” for U.S. productions)), etc. shall accompany all agreements for all minors. All documents shall be fully executed. Note: the employment of a minor must adhere to state, local and federal guidelines.